Press Release	FOR IMMEDIATE RELEASE
 Contact:  Patrick G. O’Brien
 Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Second Quarter and Year-to-Date 2010 Results

MONESSEN, PA— July 15, 2010 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $295,000 for the three months ended June 30, 2010 compared to $48,000 for the three months ended June 30, 2009. Basic and diluted earnings per share were $0.05 for the three months ended June 30, 2010 compared to $0.01 for the three months ended June 30, 2009.

The Company reported net income of $669,000 for the six months ended June 30, 2010 compared to $367,000 for the six months ended June 30, 2009. Basic and diluted earnings per share were $0.11 for the six months ended June 30, 2010 compared to $0.06 for the six months ended June 30, 2009.

Mr. O’Brien, President and Chief Executive Officer of the Company, stated, “We are pleased with the Company’s performance for the most recent quarter and year-to-date given the difficult economic environment. The performance is a result of our continued efforts under our business plan to create the best performing community bank serving southwestern Pennsylvania.”

Second Quarter Results

Net interest income for the three months ended June 30, 2010 increased $168,000 to $2.4 million compared to $2.3 million for the three months ended June 30, 2009. Net interest margin was 3.01% for the three months ended June 30, 2010 compared to 2.79% for the three months ended June 30, 2009. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $278,000 decrease in borrowings expense and an increase in lower cost deposits resulted in a $141,000 decrease in deposits expense.

The provision for loan losses was $200,000 for the three months ended June 30, 2010 compared to $230,000 for the three months ended June 30, 2009. The decrease in the provision is primarily related to a decrease in nonperforming loans compared to the prior period. Total nonperforming loans decreased to $1.3 million at June 30, 2010 compared to $1.7 million at June 30, 2009. Nonperforming loans at June 30, 2010 were comprised of nine residential real estate loans totaling $626,000, two commercial real estate loans totaling $516,000 and two consumer loans totaling $150,000. Net charge-offs were $115,000 for the three months ended June 30, 2010 compared to $36,000 for the three month ended June 30, 2009. At June 30, 2010, nonperforming loans to totals loans was 0.54%, nonperforming assets to total assets was 0.69%, allowance for loan losses to total loans was 1.13% and allowance for loan losses to nonperforming loans was 209.13%.

Noninterest income decreased $105,000, or 11.8%, to $782,000 for the three months ended June 30, 2010 compared to $887,000 for the three months ended June 30, 2009. In the prior period, the Company recognized a gain on the sale of available for sale securities of $73,000. In addition, insurance commissions decreased $48,000 for the three months ended June 30, 2010 compared to the three months ended June 30, 2009.

Noninterest expense decreased $271,000, or 9.6%, to $2.5 million for the three months ended June 30, 2010 compared to the three months ended June 30, 2009, primarily due to a $255,000 decrease in FDIC insurance premiums. In the prior period, the Company paid $155,000 related to the FDIC’s industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund.  Increased premiums in the prior period were also the result of a change in the assessment calculation.

Year-to-Date Results

Net interest income for the six months ended June 30, 2010 increased $448,000 to $4.9 million compared to $4.5 million for the six months ended June 30, 2009. Net interest margin was 3.05% for the six months ended June 30, 2010 compared to 2.77% for the six months ended June 30, 2009. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $525,000 decrease in borrowings expense and an increase in lower cost deposits resulted in a $380,000 decrease in deposits expense.

The provision for loan losses was $400,000 for the six months ended June 30, 2010 compared to $390,000 for the six months ended June 30, 2009. The increase in the provision is primarily related to an increase in charge-offs compared to the prior period. Net charge-offs were $207,000 for the six months ended June 30, 2010 compared to $49,000 for the six month ended June 30, 2009. Total nonperforming loans decreased to $1.3 million at June 30, 2010 compared to $1.7 million at June 30, 2009.

Noninterest income decreased $92,000, or 5.1%, to $1.7 million for the six months ended June 30, 2010 compared to $1.8 million for the six months ended June 30, 2009. In the prior period, the Company recognized a gain on the sale of available for sale securities of $73,000 compared to a loss of $5,000 in the current period.

Noninterest expense decreased $87,000, or 1.7%, to $5.1 million for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 primarily due to a $164,000 decrease in FDIC insurance premiums. In the prior period, the Company paid $155,000 related to the FDIC’s special assessment as discussed previously. This was partially offset by the recognition of a full period of expense related to the amortization of intangibles from the Allsurance Insurance Agency acquisition that occurred in March 2009.

Balance Sheet Review

Total assets increased $2.9 million to $356.2 million at June 30, 2010 compared to $353.3 million at December 31, 2009. Cash and cash equivalents increased $14.2 million due to $15.7 million in deposit growth, primarily in certificates of deposit and money market accounts, coupled with security and loan payoffs and paydowns, which resulted in a net decrease of $6.2 million in securities and $5.6 million in loans. Funds generated through deposit growth and loan and security paydowns resulted in a decrease of $18.6 million in borrowings.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

* * * * *
Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	June 30,	December 31,
	2010	2009
Selected Financial Condition Data:
Total assets	$356,197	$353,293
Cash and cash equivalents	21,717	7,496
Securities available-for-sale	73,367	79,559
Loans receivable, net	234,782	240,387
Deposits	209,323	193,581
Borrowings	93,943	112,511
Stockholders' equity	44,036	42,443

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Selected Operations Data:
Total interest income	$4,233	$4,484	$8,597	$9,054
Total interest expense	1,799	2,218	3,663	4,568
Net interest income	2,434	2,266	4,934	4,486
Provision for loan losses	200	230	400	390
Net interest income after provision for loan losses	2,234	2,036	4,534	4,096
Noninterest income	782	887	1,708	1,800
Noninterest expense	2,540	2,811	5,122	5,209
Income before income tax expense and noncontrolling			-	-
interest in net income of consolidated subsidiary	476	112	1,120	687
Income tax expense	168	45	405	263
Net income before noncontrolling interest			-	-
in net income of consolidated subsidiary	308	67	715	424
Noncontrolling interest in net income of consolidated subsidiary	13	19	46	57
Net income of FedFirst Financial Corporation	$295	$48	$669	$367

Earnings per share - basic and diluted	$0.05	$0.01	$0.11	$0.06
Weighted average shares outstanding - basic and diluted	6,114,800	6,078,615	6,108,151	6,076,000

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Selected Financial Ratios(1):
Return on average assets	0.33%	0.06%	0.38%	0.21
Return on average equity	2.70	0.47	3.09	1.82
Average interest-earning assets to average interest-bearing liabilities	112.67	112.42	112.62	111.75
Average equity to average assets	12.41	11.71	12.32	11.56
Interest rate spread	2.73	2.45	2.76	2.44
Net interest margin	3.01	2.79	3.05	2.77

	Period Ended
	June 30,	December 31,
	2010	2009
Allowance for loan losses to total loans	1.13%	1.03%
Allowance for loan losses to nonperforming loans	209.13	203.82
Nonperforming loans to total loans	0.54	0.50
Nonperforming assets to total assets	0.69	0.47
Net charge-offs to average loans	0.09	0.16
Tier 1 (core) capital and tangible equity (2)	10.32	10.12
Tier 1 risk-based capital (2)	19.20	18.20
Total risk-based capital (2)	20.45	19.45
Book value per share	$6.96	$6.71

(1) Three and six months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.